Exhibit 99.02

    FOR IMMEDIATE RELEASE

MEDIA CONTACT:	INVESTOR CONTACT:
Kristen Batch	Helyn Corcos
Symantec Corp.	Symantec Corp.
650-527-5152	650-527-5523
kristen_batch@symantec.com	hcorcos@symantec.com

SYMANTEC AUTHORIZES $1 BILLION SHARE REPURCHASE PROGRAM

MOUNTAIN VIEW, Calif. – February 5, 2015 – Symantec Corp. (NASDAQ: SYMC) today announced that its Board of Directors has approved a $1 billion share repurchase program.

"Returning cash to shareholders has long been one of Symantec’s stated priorities,” said Michael A. Brown, Symantec president and CEO. “Over the past ten years, Symantec has returned more than $10 billion to shareholders through the purchase of common stock.”

This open-ended program is effective immediately. Repurchases will be made in accordance with applicable securities laws in the open market or in privately negotiated transactions. Depending on market conditions and other factors, these repurchases may be commenced or suspended from time to time without prior notice. As of January 2, 2015, Symantec had approximately $283 million remaining under its previously authorized program.

About Symantec
Symantec Corporation (NASDAQ: SYMC) is an information protection expert that helps people, businesses and governments seeking the freedom to unlock the opportunities technology brings -- anytime, anywhere. Founded in April 1982, Symantec, a Fortune 500 company, operating one of the largest global data-intelligence networks, has provided leading security, backup and availability solutions for where vital information is stored, accessed and shared. The company's more than 20,000 employees reside in more than 50 countries. Ninety-nine percent of Fortune 500 companies are Symantec customers. In fiscal 2014, it recorded revenues of $6.7 billion. To learn more go to www.symantec.com or connect with Symantec at: http://www.symantec.com/social/

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Symantec and the Symantec Logo are trademarks or registered trademarks of Symantec Corporation or its affiliates in the U.S. and other countries. Other names may be trademarks of their respective owners.

FORWARD-LOOKING STATEMENTS: This press release contains forward-looking statements that are based on Symantec’s current expectations, including statements regarding Symantec’s plans and expectations with respect to its new share repurchase program. Factors that could cause actual results to differ materially from those contained in such forward-looking statements include, but not limited to future alternative uses for cash and general economic, business and marketing conditions. Actual results may differ materially from those contained in the forward-looking statements in this press release. We assume no obligation, and do not intend, to update these forward-looking statements as a result of future events or developments. Additional information concerning these and other risk factors are contained in the Risk Factors sections of our Form 10-K for the year ended March 28, 2014 and our Form 10-Q for the quarter ended October 3, 2014.